UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MYLAN INC.
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MYLAN INC.

Annual Meeting of Shareholders – May 4th

Please Vote Your Shares in Accordance with Management’s Recommendations Today!

April 20, 2012

Dear fellow Mylan shareholder:

Our annual meeting of shareholders is rapidly approaching on Friday, May 4. You have been asked to vote on several important matters relating to the Company, and on behalf of the independent directors of the Mylan Board, I wanted to take this opportunity to reiterate the views of Mylan’s Board with respect to three of these matters. You can review these matters on pages 13-30 and 37-40 of our 2012 Proxy Statement, dated April 5, 2012, available on our website at www.mylan.com or the website of the Securities Exchange Commission (www.sec.gov).

We truly believe that you should value the views of your Board over those who may have different views of these matters – particularly those who have never stepped foot into our Company, never met with our management, and never dealt with any of the complexities of the generic pharmaceutical business that our management team and Board have dealt with on a long-term, ongoing basis, and we believe, as a result, may not understand or appreciate the potential consequences of the recommendations.

Proposal to Require an Independent Board Chairman:

•

A shareholder has proposed that Mylan adopt a policy separating the positions of Board Chairman and Chief Executive Officer, and requiring that the Chairman not be a current or former employee of the Company. It is important to note that neither the proponent nor anyone else has pointed to any factual basis specific to Mylan in support of the proposal, and in fact the proposal does not account for the sound rationale supporting the Mylan Board’s decision to adopt the current management and governance structures, as discused further below. Mylan’s Board of Directors recommends that you vote AGAINST this shareholder proposal.

•

First, I note that many well-run public companies in the United States have a combined Chairman/CEO position or an Executive Chairman. Many companies find this governance structure to be in the best interests of the company and its shareholders, and there is no law or regulation requiring companies to select a “one size fits all” approach to corporate governance.

•

Second, I also note that, effective January 1, 2012, the Mylan Board in fact separated the roles of Chairman of the Board and Chief Executive Officer, and appointed Robert J. Coury as Executive Chairman of the Company and Heather Bresch as Chief Executive Officer. Each of Mr. Coury and Ms. Bresch report directly to the Board. These appointments, together with other enhancements to the management structure, were determined by the Board to be in the best interests of Mylan’s shareholders for many reasons.

•

The decision to implement the enhanced management structure was based on a rigorous and careful consideration during much of 2011 by the Board regarding the continuing evolution of the Company, succession planning, and strategic goals. With respect to the Executive Chairman position, Mylan’s Board considered the performance of Mylan during the past several years, the instrumental role that Mr. Coury has had in the success of the Company, as well as in the development of its management team, and Mr. Coury’s leadership and strategic vision for the Company, and determined that Mylan and its shareholders were best served from a governance and a competitive standpoint by retaining Mr. Coury as Executive Chairman. The Board saw great benefits from having a Chairman who has been on the frontlines for Mylan for almost a decade, and whose strategic vision has helped enable the Company to successfully navigate multiple challenges and opportunities and to rank among the leading generic and specialty pharmaceutical companies in the world, and who had detailed knowledge needed to lead the Company for the benefit of all shareholders. In light of this knowledge, the Board believes Mr. Coury is in the best position to be a leader in establishing the strategic direction of the Company. In addition, the Board saw that the Company derived great benefits from the intimate knowledge of the Company’s previous Chairman of the Board (Mike Puskar, one of Mylan’s founders and a former CEO of the Company), during the leadership transition to Mr. Coury. My fellow Board members and I recognized that today’s Mylan is a direct result of Mr. Coury’s strategic vision and strength and skill in implementing that vision; we believe his continued involvement is very important to Mylan’s future. Also significant to the Board’s decision was Mr. Coury’s leadership and mentoring of our outstanding global management team and the high level of confidence, trust and respect that the team, in addition to the Board, has in Mr. Coury. We as a Board consistently see the strong and positive impact that Mr. Coury has on the strategic direction and career development of our senior management team and his passionate support of the 18,000 members of the Mylan workforce around the globe.

•

Earlier this year, Mylan’s independent board members elected me as Lead Director. As such, I preside over meetings of the independent directors and serve as the point person for shareholders wishing to communicate with the Board. And importantly from a corporate governance perspective, I also am charged with approving information sent to the board, approving meeting agendas and approving meeting schedules. The Board believes that our current board structure provides substantial, appropriate independent oversight over the Company and its management team.

•

I finally would like to note the significant consequences of an independent board chair provision. If Mr. Coury were to no longer be Executive Chairman or Chairman of the Board, he would be entitled to leave the Company under the terms of his employment agreement. This outcome would be inconsistent with the Board’s succession plan and intent to retain Mr. Coury’s leadership, strategic vision and depth of knowledge of the industry in general, and our Company specifically, all of which was critical to the Board’s decision to appoint Mr. Coury as Executive Chairman – and all of which we believe well serve the interests of Mylan’s shareholders. Our Board unanimously believes that we now have the most appropriate oversight structure for this Company, and any change to it would not be in the best interests of Mylan. Accordingly, we again urge you to vote AGAINST this proposal.

“Say on Pay” Proposal:

•

Each year since the Dodd-Frank Act went into effect, Mylan submits to its shareholders a “Say-on-Pay” proposal regarding executive compensation. Mylan’s Board of Directors recommends that you vote FOR this proposal to support the named executive officers’ compensation.

•

Throughout 2011, Mylan maintained its commitment to ensuring that compensation is aligned with performance. Mylan achieved record net income of $537 million on record revenue of $6.13 billion in 2011, even while facing a number of significant external challenges. In addition, we note that a significant factor in establishing Mr. Coury’s compensation is the strong, unique and unconventional leadership that he brings to the Company. He has used this very valuable strength to lead the Company over nearly ten years, and we are confident that his compensation appropriately reflects his commitment, dedication, and responsibility for the overall leadership and strategic direction of the Company.

•	Following last year’s shareholder vote and as part of our ongoing monitoring of best practices in executive compensation:

o	Mr. Coury waived his contractual right to an income tax gross-up on perquisites, retroactive to January 1, 2011,
o	The Company eliminated income tax gross-ups on all executive perquisites effective January 1, 2012, and
o	Mylan adopted a policy that it will not enter into any new agreement with an executive officer which contains an excise tax gross-up for golden parachute payments.

•

Contrary to certain inaccurate external reports, Mylan did not extend or amend employment agreements containing excise tax gross-ups in 2011 or 2012. Although Mylan has Transition and Succession Agreements that govern executives’ post-change of control employment with the Company (which are separate and apart from the executives’ employment agreements), and those agreements contain excise tax gross-ups, such agreements were not extended or amended in 2011 or 2012; all were pre-existing.

•

Mylan regularly communicates with its shareholders about many topics in many forums; in these forums, the shareholders primarily want to focus on and better understand the Company’s business and operations as well as management’s vision for the future. Nonetheless, we have augmented the information in our annual proxy statement regarding our compensation practices. We know and believe that useful and meaningful disclosure, in addition to regular dialogue with shareholders, is essential to our effectiveness as a company, and we are committed to continuing this engagement.

•	Accordingly, we again urge you to vote FOR this proposal, and support the proposal to ratify named executive officers’ compensation.

Proposal to Provide Reports on Political Contributions:

•

One shareholder has proposed that Mylan adopt a policy requiring the Company to make further disclosure of political contributions and expenditures made by the Company beyond the disclosures already required by applicable law. Mylan’s Board of Directors recommends that you vote AGAINST this shareholder proposal.

•

The Company’s policies relating to political contributions and expenditures made with corporate funds can be found on the “Corporate Governance” page of our website at www.mylan.com. Generally, our policies require that all political contributions made by the Company or on behalf of the Company by Company personnel must comply with all applicable laws and regulations, as well as our code of business conduct and ethics and our anti-corruption policy. We are confident that Mylan’s policy is both consistent with the law and consistent with a substantial number of companies in the industry.

•

Legislation has very important implications for our Company as well as all other participants in the pharmaceutical industry. Political contributions are subject to extensive regulation under domestic and foreign, federal and state laws, and Mylan believes that it complies with all applicable disclosure requirements, including reporting of political contributions made.

•

If Mylan were required to provide further disclosure of political contributions and expenditures actually made, beyond the disclosures already required by applicable law, then Mylan could be put at a competitive disadvantage because disclosure of such payments could reveal important information and insights with regard to Mylan’s otherwise confidential strategic initiatives and priorities. Of course, Mylan’s competitors are not, and would not be, required to make similar disclosures. I should also note that the amount of Mylan’s political expenditures represents an insignificant portion of its total annual expenditures.

•	Accordingly, we again urge you to vote AGAINST this proposal.

If you have questions or need assistance voting your shares, you should contact Morrow & Co., LLC. Brokers call collect: (203) 658-9400. Shareholders call toll free: (800) 662-5200. We thank you for the trust you have placed in Mylan. The Mylan Board of Directors appreciates your continued support. Thank you for voting!

Sincerely,

Rodney L. Piatt Lead Independent Director and Vice Chairman Mylan Board of Directors

P.S. Please consider the following additional information (which was previously disclosed under Item 12 of our 2011 Annual Report on Form 10-K) related to the securities authorized for issuance under Mylan’s equity compensation plans as of December 31, 2011, in connection with the proposal to approve our Amended And Restated 2003 Long-Term Incentive Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	26,119,743	$17.68	8,054,894
Equity compensation plans not approved by security holders	—	—	—

Total	26,119,743	$17.68	8,054,894